Exhibit 99.2

RadNet, Inc. – Third Quarter 2015 Financial Results Conference Call, November 9, 2015

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company

Alan Weber, Robotti & Company Advisors

Juan Molta, B. Riley & Company.

P R E S E N T A T I O N

Operator:

Good day and welcome to the RadNet, Inc. Third Quarter 2015 Financial Results Conference Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s Third 2015 Financial Results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.

This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31, 2014, and RadNet’s quarterly report on Form 10-Q, to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated results.

With that, I'd like to turn the call over to Dr. Berger.

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Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our third quarter 2015 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I am pleased with the continuing improvement in our metrics and financial performance relative to the earlier periods of this year. Our strong revenue growth continued. Our revenue increased 13.2% from last year’s third quarter. Sequentially, we were up 15% from the first quarter and 2% from the second quarter of 2015. Aggregate procedural volumes increased 12% and same center procedural volumes increased 5.2% from last year’s same period.

There are a number of factors driving this growth. Besides acquisitions, the growth in our capitation business has been extraordinary. Capitation revenue is up over 21% from last year’s third quarter. We are also seeing organic fee-for-service growth from our higher patient volumes, particularly here in California, as a result of the strong participation in state- and federal-sponsored healthcare exchanges. Aside from growth of the industry as a whole, we also believe we are gaining market share both as a result of taking more business from our competitors and a result of the closure of industry participants.

From an EBITDA perspective, like with revenue, we had our strongest quarter of the year. Relative to last year’s third quarter, our EBITDA increased 5.6%. Although we are pleased with this improvement, we still have a lot of work to do.

During the last two financial results conference calls, I spoke about the considerable investments we made at the end of last year and throughout the first quarter of this year in California to build our infrastructure. These investments were not only to satisfy the increased demand we are experiencing, but also to provide additional capacity to support future patient demand. We expanded call centers, pre-authorization teams, front office representatives, patient liaisons and technologist staffing. We also upgraded corporate IT systems for human resources, purchasing, and for the accelerated implementation of our eRAD system, which is now substantially complete. At the time, we felt these investments were necessary and prudent. We still feel that way.

As our business picked up in the second and third quarters this year, we began to experience some of the operating leverage that these investments provide. However, we still have further growth into these infrastructures. We are working hard to drive more fee-for-service patient volume into existing centers. As we drive more revenue through to existing centers, much of the revenue flows through to our EBITDA and net income lines, thus expanding our margins. I’m confident in the coming quarters we can make this continued growth happen. We expect continued strong participation in state-wide healthcare exchanges, as well as increasing enrollment in some new capitation contracts we initiated in the second half of the last year and throughout 2015.

During the third quarter, and shortly thereafter, we completed several important strategic transactions. First, we completed an extensive expansion of our existing joint venture with Barnabas Health in New Jersey. As part of this expansion, we sold our existing 10 New Jersey facilities and Barnabas Health sold its wholly-owned freestanding imaging center to New Jersey Imaging Network. After the transaction, New Jersey Imaging Network became the clear outpatient imaging leader in New Jersey, with 18 facilities forming a platform for pursuing a state-wide growth and consolidation strategy. In light of Barnabas Health’s pending merger with Robert Wood Johnson Health System, this strategy can be more significant and successful. After its combination with Robert Wood Johnson, Barnabas Health will be the leading health system in New Jersey and will have $4.5 billion in annual revenues. RadNet is directing all the day-to-day operations of this joint venture and performing most of the necessary support functions, such as billing and collecting, marketing, accounting, information technology, purchasing and human resources. I believe there are excellent opportunities for further consolidation and organic growth opportunities in New Jersey.

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In addition, in August, we established a new joint venture with LifeBridge Health, one of the leading hospital systems in the Baltimore, Maryland, and surrounding areas. In conjunction with establishing the new joint venture, we sold to LifeBridge a 25% interest in two of our imaging centers for $5 million, and the potential for further cash consideration should certain financial targets be met. I believe there are considerable opportunities to grow this new venture and benefit from the reach LifeBridge has in the communities surrounding its medical centers, including opportunities for growth with its owned and affiliated medical groups.

Most significantly, on October 16, we completed a transaction to purchase Diagnostic Imaging Group, or DIG. DIG owns and operates 17 imaging centers in the New York City area, including nine facilities in Brooklyn, four facilities in Queens, two facilities in The Bronx, and one facility in each of Manhattan and Nassau County. DIG employs more than 600 people and performs over 750,000 imaging procedures per year.

Including the newly acquired DIG facilities, RadNet now operates 56 facilities in the boroughs of New York City and Rockland and Nassau Counties. Adding our northern New Jersey facilities owned in conjunction with Barnabas Health, RadNet operates 74 facilities in the Greater New Metropolitan Area, making us the unrivalled leader in outpatient imaging in the tri-state region of over 20 million residents. This market has unique contracting and population health opportunities, and I believe there are substantial additional growth opportunities on which we can capitalize.

Partnerships and acquisitions like these will continue to be a key part of RadNet’s strategic direction and will continue to validate our model of providing regionally-concentrated, high-quality, multi-imaging services to large patient populations. RadNet remains an attractive partner to many hospitals, health systems or accountable care organizations seeking a broad array of imaging expertise. RadNet also represents a solution for other imaging operators who are looking to secure a more stable and certain future.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2015 performance. When he is finished, I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our third quarter 2015 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. Lastly, I will update 2015 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

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With that said, I’d now like to review our third quarter 2015 results.

For the three months ended September 30, 2015, RadNet reported revenue and Adjusted EBITDA of $208.4 million and $35.3 million, respectively. Revenue increased $24.3 million, or 13.2%, over the prior-year same quarter, and Adjusted EBITDA increased $1.9 million, or 5.6%, over the prior-year same quarter. For the third quarter of 2015, as compared to the prior year’s third quarter, MRI volume increased 14%, CT volume increased 11.6%, and PET/CT volume increased 7.2%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams, increased 12% over the prior year’s first quarter.

In the third quarter of 2015, we performed 1,453,404 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.9% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2015 were as follows:

Please note that for the quarter and going forward, we have standardized our procedural volume categorization among regions according to our internal KBI, or key business indicators, dashboard. So, the volumes I’ll be quoting for the last year’s comparison period will be slightly different from those I reported at this time last year. Because the restated procedural volumes for last year’s period are calculated under the same methodology as the current period, the comparisons between the two periods are accurate, as are the conclusions that can be drawn.

Here are the numbers: 181,786 MRIs, as compared with 159,483 MRIs in the third quarter of 2014; 133,114 CTs, as compared with 119,286 CTs in the third quarter of 2014; 6,088 PET/CTs, as compared with 5,680 PET/CTs in the third quarter of 2014; and 1,132,416 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray, and all other exams, as compared with 1,013,683 of all these exams in the third quarter of 2014.

Net income for the third quarter of 2015 was $8 million, or $0.18 per share, compared to net income of $4.5 million, or $0.10 per share, reported for the three-month period ended September 30, 2014. This is based upon a weighted average number of shares outstanding of 44.8 million and 44 million shares for these periods in 2015 and 2014, respectively. Affecting net income in the third quarter of 2015 were certain non-cash expenses and non-recurring items, including the following: a $4.8 gain on the sale of our 10 wholly-owned imaging facilities to our New Jersey Imaging Network joint venture; $906,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $167,000 of severance paid in connection with headcount reductions related to cost savings initiatives; a $738,000 loss on the sale of certain capital equipment; and $1.4 million of amortization of deferred financing costs and loan discounts related to our credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2015 was $10.5 million. This compares with GAAP interest expense in the third quarter of 2014 of $10.4 million. For the third quarter of 2015, bad debt expense was 4.9% of our service fee revenue, net of contractual allowances and discounts, compared with 4.4% for the first third quarter of 2014. At September 30, 2015, after giving effect to bond and term loan discounts, we had $610.3 million of net debt, which is our total debt less our cash balance, and we were undrawn on our $101.25 million revolving line of credit.

Note that at September 30, 2015, we had $36.1 million of cash, which reflected the $35.5 million of proceeds we received from the sale of our 10 New Jersey facilities to New Jersey Imaging Partners, the joint venture we have with Barnabas Health.

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During the quarter, we repaid $8.9 million of notes and leases payable and term loan debt, and had cash capital expenditures net of asset dispositions of $6.6 million. During the quarter, we entered into a capital lease for $7.8 million to purchase certain capital equipment, which we previously were leasing.

At this time, I’d like to update our 2015 financial guidance levels which we released in conjunction with our fourth quarter and year-end 2014 financial results.

For revenue, our previous guidance range was $785 million to $805 million. The new guidance range is $825 million to $850 million. For Adjusted EBITDA, our previous guidance range was $125 million to $135 million. Our new guidance range is $125 million to $130 million. For capital expenditures, our previous guidance range was $40 million to $50 million. Our new guidance range is $45 million to $50 million. For cash interest expense, our previous guidance range was $36 million to $40 million. Our new guidance range is $35 million to $38 million. Finally, for free cash flow generation, our previous guidance range was $42 million to $50 million. Our new guidance range is $37 million to $45 million.

I’d now like to take few minutes to give you an update on 2016 reimbursement with regards to the 2016 anticipated Medicare rates.

With respect to 2016 Medicare reimbursement, in July of this year we received a matrix for proposed rates by CPT code, which is typically part of the Physician Fee Schedule proposal that is released about that time every year. At that time, we completed an analysis and compared those rates to 2015 rates. We volume-weighted our analysis using expected 2016 procedural volumes. At the time, our analysis showed that the Medicare rates for 2016 were, essentially, neutral relative to 2015 rates. A couple of weeks ago, the Centers for Medicare and Medicaid Services, or CMS, released its Final Rule with respect 2016 reimbursement under the Physician Fee Schedule.

As a reminder, Medicare is about 19% of our payor mix, and since the advent of the Deficit Reduction Act on January 1, 2017, our Medicare reimbursement is subject to the lower of the Physician Fee Schedule and the Hospital Outpatient Prospective Payment System, or HOPPS, rates. Furthermore, based upon changes in these two schedules that have occurred over time, more than 80% of our procedural codes today are being reimbursed under the Physician Fee Schedule, as the Physician Fee Schedule for most of our codes is lower than that of HOPPS.

We spent the last two weeks analysing the newly released data from CMS in the same manner as we did back in July. We are happy to report that we have determined that the Final Rule is consistent with the initial proposal of July. We anticipate a de minimis reimbursement impact for 2016. Small increases in the Physician Fee Schedule will be enough to mitigate the minor impact we will absorb from the few codes that are being impacted by a 2% decrease in the HOPPS rates. So, needless to say, we are very pleased with this result. This is the first time in eight years that we will not have to absorb any negative impact from Medicare reimbursement in the coming year. Our industry has been hit hard by rate cuts and every year we have had to improve our business to merely tread water and stand in place. We are hoping that CMS’s action to keep rates constant in 2016 is its recognition that the problem in imaging is not pricing, but are abuses like overutilization in self-referral settings, hospital emergency rooms, and vast pricing quality and service disparities between hospital and outpatient settings.

Despite not facing negative pricing pressure in 2016, we will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases from private health plans in regions where we are essential to the healthcare delivery system, both in terms of quantity and quality of imaging we perform. Many private insurers recognize that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnership opportunities with local hospitals and health systems, like those discussed today by Dr. Berger today with Barnabas Health and LifeBridge, where we think these arrangements could result in increased volumes and long-term stable pricing from private payors. Lastly, we will continue to acquire strategic targets at three to five times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with our existing operations.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

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Dr. Howard Berger:

Thank you, Mark. If there’s one thought I’d like to leave you with today, it is the growing importance that scale has on an operator’s future success in our industry. With continued pressure on reimbursement and demands from the physician community and patients, an imaging operator must be able to provide quality services at low-cost to delivery. Without scale, this becomes exceedingly difficult. Scale assists with negotiations with suppliers of medical supplies, consumables, and all other goods and services used in our business. Scale allows for employees to be utilized to their fullest, by leveraging them across multiple centers and regional networks. Scale allows for significant investment in information technology to make our business more efficient. Scale enables entrepreneurial methods of contracting for patient lives, such as capitation. Scale also provides for the ability to create a balance sheet with more favorable access to capital and creates a seat at the negotiating table when it comes to determining long-term fair and stable placing with private insurance companies and health plans, and scale attracts top industry talent who seek to work for a market leader.

We are in the early stages of the Affordable Care Act, where insurers and providers are jockeying for position to solidify their place in the healthcare delivery system of the future. The results that we are seeing are an overall consolidation within healthcare. We are seeing insurance companies merging with each other. We are seeing health plans and health systems purchasing provider groups. We are seeing providers joining forces to form larger and more capable networks. Indeed, the lines are blurring. RadNet’s scale positions us to capitalize on these trends.

As most of you know, RadNet is the largest and most important alternative to hospitals for outpatient imaging in the densely populated markets in which we operate. We have learned how to operate in a way that provides the highest level of subspecialty care, while offering pricing that is substantially lower than that charged in hospitals. We continue to believe that this is the model of the future, especially in a healthcare environment where more and more cost is being shifted to the individual patients in the form of higher deductibles and co-payments.

RadNet has worked hard to have a disciplined approach to growth and to the creation of the type of scale I just discussed. While capitalizing on partnership and acquisition opportunities in our markets and growing into contiguous markets in a methodical way, we’ve been able to keep our financial leverage relatively constant, while expanding our service offering to patients and to the referring community. We are having discussions today with partners and seeing growth opportunities that could not have been possible in the past, and is available to us because of our industry and market leadership. Partnership with companies like Barnabas Health and Life Bridge are examples of this. Acquisitions of other significant regional operators such as New York Radiology Partners and Diagnostic Imaging Group are also examples of this. Our entry into breast disease management, information technology, in-hospital staffing and tele-radiology is the result of our scale intersecting with industry dynamics and trends. We look forward to discussing these and future opportunities in future calls and remain excited about the prospects of building our business today more than ever before.

Operator, we are now ready for the question and answer portion of the call.

Operator:

Thank you. If you have any questions on today’s conference, please press star, one on your telephone keypad. If you are on a speaker phone, please make sure your mute function is turned to allow your signal to reach our equipment. Once again, that is star, one, and we’ll take our first question from Brian Tanquilut with Jefferies.

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Brian Tanquilut:

Hey, good morning, guys. Mark, first question for you. So, you raised your revenue guidance and tightened the EBITDA range, but it seems like you’re expecting some margin compression, so if you don’t mind just walking us through your thoughts on that, like what’s driving that, and how should we think about the opportunities to drive margins back to the original guidance as we think about 2016.

Mark Stolper:

Sure. Most of that is really a reflection of our first quarter of this year, where we were challenged with some very difficult weather conditions, as well as we made some significant infrastructure investments in the second half of last year, going in through the first quarter of this year, which significantly compressed our margins and our EBITDA during the first quarter. We’ve had great improvement, as you can see here, in the second and third quarter, and like our trends of the business, but we’re still being dragged down for our 2015 overall results, including our margins, by that first quarter.

We still have some work to do in terms of growing into the infrastructure that we’ve built. We spent a significant amount of dollars increasing our capacity here, particularly in California, and we are driving more fee-for-service revenue and patients into these existing facilities, where we do have a lot of operating leverage, and we’re starting to see some of that come through here later on in the year, but, overall, the year, I think is still going to be plagued by that very difficult first quarter. We are excited to get the first quarter of this year behind us and replace it with what we hope to be a much better first quarter here next year, and then we do believe we’re going to grow into the infrastructure that we’ve built.

Brian Tanquilut:

Mark, to that point, when you say that the cost structure is where it needs to be going into 2016, where on a dollar basis you’re happy with where it is, and as you generate more volume the leverage will just flow through; is that kind of (inaudible).

Mark Stolper:

Yes. I mean, the most profitable growth we can ever have as a company is organic growth, where we’re driving additional patient volume and revenue into existing facilities. Our business, as you’re well aware, is very fixed cost in nature, so that as we drive incremental dollars, we have seen in the past that almost 50% of that falls down to the EBITDA and to the profitability level. So, if we can drive organic same center volume and revenue increases, which hopefully will be a little easier next year than it was this year, because next year we’re not going to be facing the type of reimbursement headwinds on the Medicare front that we faced in 2015, and 2014, and in the past, we hope to see some of the operating leverage show up in our business with increased margins.

Brian Tanquilut:

Okay. Then, cap ex, also, we saw that the guidance was raised a little bit. Is that related to DIG, or what’s the driver there, and how should we think about the capital that you need to spend post-DIG close?

Dr. Howard Berger:

Hi, Brian, it’s …

Brian Tanquilut:

Hey, Howard, good morning.

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Dr. Howard Berger:

Good morning, Brian. Most of that was driven by the fact that we took out some operating leases a little bit earlier under favorable terms in the third quarter, which Mark alluded to, and at the beginning of the year we had not necessarily anticipated that. So, that, along with some investing in the acquisitions that we’ve done since the second quarter, have given us a reason to revise that upwards, but still keep it within our historical trends.

Brian Tanquilut:

Got it. Then, Howard, you’ve had some success with partnerships, you know, through Barnabas and LifeBridge. As we look at the budget bill that just passed, where they seem to going after hospitals charging more, you know, by building HOPDs outside of the hospital campuses, how does that impact your ability to do more partnerships with the hospitals going forward? I know that there’s a nuance with the HOPPS versus PFS. So, how should we think about all those moving parts going forward?

Dr. Howard Berger:

Well, I think you’ve got to again keep in perspective that in our business, like many others, the Medicare portion of our business, which is really all that HOPPS and the Physician Schedule impact, are about 20% of our business, and although terms like “site neutrality” and other ways of the CMS impacting what hospitals can charge for their outpatients, I think that the preponderance of the issues are still related to the other 80% of the business where the hospitals have exceedingly higher charges with the other payors. I think that this really is intended to put somewhat of a halt or a slowing down of the purchasing of provider groups, particularly in outpatient imaging, where hospitals are buying these providers and then layering on top of them their fee structure, as opposed to the Physician Fee Schedule that those providers might have been utilizing. I’ve always felt that that was going to be a long-term loser for the hospitals, and I’m glad to see that it’s being addressed, but the fact of the matter is that even with that kind of implementation, it still is the other 80% of the business that the hospitals will continue to benefit from.

I think, no matter what efforts are made to stem that tide, as I indicated in some of my remarks, there will be, I believe, a continual flow out of hospitals for outpatient services—and I don’t mean just imaging—into other ambulatory providers, given this huge disparity, number one, and, number two, a greater and greater input by patients themselves, the consumers, to really try to direct their attention to facilities, like RadNet’s and other outpatient providers, that can make their dollar go further, both from a deductible standpoint, as well as a co-pay standpoint, and we hear more and more conversation about that in all of the markets that we’re in, as well as that carrying over to the discussions that we’re having with those payors.

So, while I appreciate the efforts that I think are underway with the new Budget Act, one area that I didn’t see, which I was hoping to, was trying to close the in-office exemption for self-referral, which I believe leads to overutilization, but that also is something that’s becoming, I think, more and more in the forefront of discussions that we’re having with the payors, and I think, in almost every way, all of this helps the RadNet strategy.

Brian Tanquilut:

All right, and the last question for me. So, as we think about your proceeds from the sale of the interest in the assets that went to Barnabas and LifeBridge, and then balancing that with the DIG, Mark, how should we think about the pro forma capital structure? How much debt do you have to take down to fund the DIG acquisition and what will be your pro forma leverage post deal? Thank you.

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Mark Stolper:

Sure. So, at the end of the third quarter we had about $36 million of cash. The DIG acquisition was about $51 million worth of cash proceeds to the seller, plus some stock. So, pro forma for that, we drew down about $50 million at the time from our revolving line of credit. So, you could assume that’s the “pro forma” capital structure. We’re hoping and intending to pay off that balance by year end on the revolver.

Brian Tanquilut:

All right, got it. Thank you.

Operator:

We’ll take our next question from Alan Weber with Robotti Advisors.

Alan Weber:

Good morning. In the first quarter, you talked a lot about, besides the weather, about the increased capitative contracts in California. I have two questions. One is what impact—and I think you talked about early on those contracts are not as profitable. Can you talk about going into next year the improvement that you would expect to see in the EBITDA from those contracts, as they kind of get up for renewal?

Dr. Howard Berger:

Hi, Alan. Yes, I think that we’re starting to see in the second and third quarter improvement from those contracts, as well as the overall business, being reflected in better revenues, but also in more stabilized costs. I think what we’re hoping for, and working on diligently right now, is having a more stabilized volume demand at this point and being able to now assess what our staffing needs are, as well as other infrastructure costs, that might allow us to continue to increase our revenue without substantial increases in our cost structure, and perhaps even lowering the cost structure. So, we’ve asked that our Regional Vice Presidents here to relook at the current costs that we have for the delivery here, particularly in California, with an eye towards our 2016 budgets, and where the investments that we’ve making all this year are now going to be translated into better performance.

I probably can’t give you any specific guidance towards that, but I think when Mark and I do our fourth quarter close call and reset our guidance for 2016, in March of next year, I think you’ll be able to glean some of the efforts that we’re making towards that end, but suffice it to say that I think at this point in time we are able now to more accurately and precisely project what our costs will be to manage this enormous growth that has occurred in California.

I might mention that we do expect that growth to continue. Reports, although I haven’t seen them in writing, but as related to me from various sources, are expecting that the open enrollment period for covered California, the exchanges in particular here, are expecting perhaps 400,000 to 500,000 more lives to be added to the enrolled patients here for 2016. That’s on top of—I think, Mark, wasn’t it about 1.2 million or 1.3 million in 2015? So, there is expectation that we will continue to see growth from the expansion of the Affordable Care Act, and we’re certainly in a much better position to manage those opportunities in 2016 than we were in 2015.

Mark Stolper:

Alan, specifically to your question about capitation, a number of these newer contracts we signed in the fourth quarter of 2014 and are coming for renewal now, or soon, as well as the first quarter of 2015, which comes to renewal in early 2016, most all of these contracts have a mechanism in there for price escalation, either based upon a fixed escalating rate or based upon actual utilization that occurred in the first year of the contract.

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What we’ve seen in many of these contracts, to your question, is that in earlier years in the contract, we sometimes are under situations where we’re not getting the reimbursement that we want, and most of these instances are instances where we’ve relied on the data, on the utilization data historically that the medical group has provided to us, and as we create our own data by managing the contract and the utilization ourselves, often we see that the data that was provided to us was flawed.

So, as these contracts renew, we will get some increases in 2016, which will help with the reimbursement on those contracts, and then every—most of these contracts are two to three years in nature and when we have negotiations about renewing these contracts, we generally get to where we need to be in terms of our reimbursement. So, our average life in all of our capitation contracts remains above 10 years, and the ones that are the most mature in nature generally are the ones that are most profitable. So, we’re looking forward to the renewal process with these contracts.

Alan Weber:

Okay, and I guess two other quick questions for me. One is, any signs of getting capitative contracts on the East; and also, unrelated, on the acquisitions you’ve made, are they fully integrated in terms of systems for billing, or when does that kind of get completed?

Dr. Howard Berger:

Well, the first part of your question is that we’re in exploration conversations, or exploratory talks with other payors relative to capitation, and perhaps some time in 2016 we’ll be able to give more color. These are slow processes to try to evolve here, and part of the problem with these is that I’m not certain that the utilization data that we need in order to come up with pricing is always accurate, but, nonetheless, I believe conversations about capitation, alternative pricing methods, and certainly continuing to move business away from hospitals, are well underway.

The second part of your question was the implementation of our acquisitions. Generally speaking, it takes us a good six months to a year to get those acquisitions fully implemented onto RadNet systems, because it involves a multitude of different processes that we need to focus on, and in the very beginning stages here we’re not really looking at trying to disrupt too quickly the methods that are being used by the acquirers. So, I would say that somewhere by the second quarter of 2016 the impact of implementing these systems on the two major acquisitions that we’ve done this year should start to be realized.

Alan Weber:

Okay, great. So, really, going into ’16, there’s really an awful lot of positives that should show up in the EBITDA and in the results.

Dr. Howard Berger:

I believe so, Alan. We’re very optimistic about it. Primarily, our IT infrastructure, both out in the center levels with eRAD and in the corporate offices, for creating efficiencies and handling of much larger scale business are going as planned.

Alan Weber:

Okay, great. Thank you very much.

Operator:

We’ll take our next question from Juan Molta with B. Riley.

Juan Molta:

Hi, good morning, guys. Several of questions were already asked with the previous two people; if you could just address one more. Could you recap the incentive or the benefits for the hospital systems to JV with you, please?

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Dr. Howard Berger:

Good morning, Juan. Yes, I think there’s two—well, let me say three—three primary benefits for the hospital systems.

I think most hospital systems are now, perhaps reluctantly, but realistically, recognizing that delivering outpatient diagnostic imaging is not a core competency, and by joint venturing with RadNet they get those expertise that I believe are essential for them in order to maximize not only their outpatient opportunities, but eventually causing them to relook at their inpatient delivery, and where I believe RadNet can help them both with systems and policies that will allow some cost savings that we both can share from.

Secondly, as most of these hospitals look to larger delivery of their services to try to attract more of the tertiary care into their hospitals, which is their primary source of revenue, they realize that they need access to those imaging patients on a much larger scale than what they can provide. So, by getting involved with RadNet, they help not only their immediate catchment area, but expand to other areas where the attracting of those patients continues to be something that they then, once they’re captured, can help drive to their hospitals, and their physicians, for other services.

Perhaps, and maybe the most important one of all, is really a recognition that over a period of time hospitals are going to continue to lose outpatient business. There’s an inevitability that the pricing differential and the greater scrutiny by patients to drive their dollars further is going to be something that the hospitals are recognizing more and more that they’re going to need to adjust to, and those hospitals and health systems that recognize this sooner rather than later are able to partner with businesses, like RadNet, that can help perhaps give them a soft landing of moving some of that business that is going to occur anyhow out of the hospitals into something that they have a vested interest in.

So, I think, primarily, for those three reasons, at least in the markets that we’re in, most hospitals—and we’re having discussions on both sides of the country here with different health systems that are beginning to recognize the need to partner with RadNet in those markets.

Juan Molta:

Okay. Then, as we think about those partnerships and JVs, are they more a strategic alliance for RadNet or is it something that we should financially look at as a more direct EBITDA additive?

Dr. Howard Berger:

I think it’s both, Juan. I think, strategically, like I mentioned in the first part of my comments to your question, but also in terms of, I think, creating stability and leverage in our negotiations with payors, much like we have seen and which I believe we’ll be able to demonstrate in 2016 with the Barnabas Health system, that combining the resources, as well as the capabilities of RadNet, in their discussions with the payors is going to have a positive result for us, not only in us bringing them in as partners, but getting some stability and lift in our reimbursement. As I’ve said, we’ve been able to demonstrate that in a couple of markets right now and I expect we’re going to see more of that in 2016.

Juan Molta:

Perfect. Thank you very much.

Operator:

We have no further questions in the queue at this time. I will now turn the call back over to our moderator for any additional or closing remarks.

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Dr. Howard Berger:

Thank you, Operator. Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides exceptional services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

This does conclude today’s conference call. Thank you all for your participation. You may now disconnect.

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